CIRCLE

Obianozo Chukwuma <obi@seedinvest.com>

Reg A+ Rundown | Innovega, Developer of Smart Contact Lenses, Returns & Virtuix Is Closing Soon

1 message

SeedInvest <deals@seedinvest.com>
Reply-To: contactus@seedinvest.com
To: obi@seedinvest.com

Tue, Mar 30, 2021 at 8:36 AM

seedinvest

Reg A+ Rundown

Hi Obi,

Innovega, our newest Reg A+ deal, recently launched its reservations campaign. The company previously successfully raised two times on SeedInvest. Plus, **Virtuix,** the most funded deal currently on the platform, is closing its campaign next month on Friday, April 2nd. Read on for more updates.

Now Accepting Reservations




Innovega | Smart Contact Glasses & Lenses

Innovega is creating smart contact lenses and glasses that deliver high-performance AR/VR experiences. The company previously successfully raised on SeedInvest two times and is back for its Series A round. Since the last round, Innovega has completed necessary pre-clinical testing, and FDA 510(k) clinical trials are underway.

Highlights from this new round include:

- **IP** | 14 issued U.S. patents and 13 pending applications protecting contact lenses, eyewear, optical systems, display systems, gaze-tracking, cameras, and vision and hearing enhancement
- **Product** | Visually impaired patients wearing the company's smart contact lenses and eyewear achieved approximately 20/20 vision at near and far distances (based on unpublished third party testing)
- **Funding** | Raised $10M to date with $5.8M in government contracts, grants, and commercial revenue, generating $2M in gross profit
- **Team** | Co-founders Steve Willey and Dr. Jerry Legerton have each delivered novel innovation, pioneered new industries, and delivered multiple successful exits

RESERVE SHARES

Closing Soon





Virtuix & the rise of at-home fitness

The COVID-19 pandemic has boosted demand for at-home physical activity. According to the Washington Post and retail data from NPD Group, health and fitness equipment revenue more than doubled, to $2.3B, from March to October.

Virtuix is aiming to tap into this growing market with the launch of its upcoming home product, Omni One, an omni-directional treadmill allowing users to walk and run inside popular games and virtual worlds. By measuring heart rate, a recent study by the Institute of Sport Sciences determined that Omni gameplay offered sufficient intensity of physical activity and provided health benefits if practiced regularly.

Virtuix has surpassed $12M raised, making it the company with the most investments currently on SeedInvest.

The $15M round is ending in less than three weeks on Friday, April 2nd. Please note that SeedInvest operates on a first-come, first-served basis.

INVEST IN VIRTUIX

How It Works



How Gryphon's WiFi security router & parental control system works

Gryphon is a cloud managed network protection platform powered by machine learning. The company's products include a family of powerful wireless mesh WiFi routers, cloud management application, and a smart phone app. Gryphon's product is sold as a direct to consumer mesh WiFi router system with an optional annual recurring advanced network protection service.

Here are some benefits of Gryphon's platform:

- **Easy Install** | To set up, users simply download the app and scan an activation code at the bottom of the router
- **Content control** | Users can control content access by age as well as control access to popular apps like TikTok, YouTube, and Snapchat

- **Screen time management** | Parents can set bedtimes and homework times
- **24/7 Intrusion detection** | Users receive data threat updates via the app
- **Machine learning** | Gryphon's IP covers its machine learning based network protection, which allows the software to learn the traffic behaviors of devices on the platform (in short, with usage and scale, Gryphon's technology only gets better)

LEARN MORE & FOLLOW GRYPHON

Business Updates

GROUNDFLOOR discussed how its Notes product has helped investors throughout the pandemic

Since the start of the pandemic, GROUNDFLOOR reported that 48% of retail investments have been into its Notes product. This product appeals to investors interested in shorter-term securities during a time of heightened volatility.

Learn More

Cytonics received another international patent for its APIC treatment and lead drug candidate, CYT-108

Cytonics is proud to announce that the Canadian Intellectual Property Office issued a patent (Patent Number 2865170) protecting the company's autologous APIC treatment (a medical device that concentrates natural alpha-2-macroglobulin (A2M)), as well as the company's lead drug candidate, "CYT-108", an engineered variant of A2M.

Learn More

Death & Co surpasses $1M in reservations

Death & Co has surpassed $1M in reservations on SeedInvest. The company is an integrated hospitality group creating unique cocktail experiences across the U.S. Death & Co's first raise was SeedInvest's first hospitality fundraise and the 2nd most successful Reg CF + Reg D round in the platform's history.

Learn More

Future Acres surpasses $500K in reservations

Future Acres has surpassed $500K in reservations on SeedInvest. The company is building autonomous farm tools for the future of farming.

Learn More

Reservation Bonus Perks

Investors that reserve shares and later purchase their reserved shares will receive bonus perks from the following companies:

- **Gryphon's** perks include product discounts, free WiFi routers, complimentary yearly subscriptions, and more.
- **Death & Co's** perks include priority reservations, Investor Cocktail 101 classes, 10% off at all Death & Co properties, invitations to exclusive events, and more.

Upcoming Reg A+ Webinars

- **Death & Co's Kick-Off Webinar** | Tuesday, March 16th at 4pm ET
- **Virtuix's Final Webinar** | Tuesday, March 30th at 2pm ET
- **Reg A+ Monthly Webinar** | Thursday, April 1st at 4pm ET

Fireside Chat with SeedInvest CEO This Thursday

Join us on Thursday, March 18th at 3pm ET when SeedInvest CEO Ryan Feit will host a fireside chat with entrepreneur Mark T. Lynn (founder of AMASS, Winc, Digital Brands Group). They will discuss the groundbreaking changes to Regulation Crowdfunding (Reg CF) and Regulation A+ that will be rolling out on March 15th, 2021. Register here.

SeedInvest 101

New to SeedInvest or just want to learn about how the platform works? Join us for our weekly 101 webinar for a brief overview of SeedInvest and how to make the most of your investing experience, ending with a live Q&A session to answer any questions you may have. Register here.

"Follow" Button

Interested in never missing an update on a company? Log into your account and click the "Follow" button on a company's profile page. You can also select multiple deals to follow at once by logging in, navigating to User Settings, and then clicking Communication.

More About Reg A+

On June 19, 2015, three years after the JOBS Act was signed, Title IV (Regulation A+) of the JOBS Act went into effect, allowing private early-stage companies to raise money from all Americans. Reg A+ is a type of offering which allows private companies to raise up to $50M from the public. Companies looking to raise capital via Reg A+ first must file with the SEC and get qualification before launching their offering.

Reg A+ raises enable companies to grow and galvanize their communities, allowing them to cultivate a group of loyal customers / investors, with clear benefits*:

- Stock owners spend an average of 54% more than non-stock owners
- Investors visit the company website 68% more frequently
- Customers who own shares refer 2x as many people, increasing virality

SeedInvest recently closed its largest round ever when NowRx raised its $20M Series B round via Regulation A+.

Questions? Email us. We're happy to help.

It is advised that you consult a tax professional to fully understand any potential tax implications of receiving investor perks before making an investment.

Certain accredited investors will still receive custom deal outreach based on their noted investor preferences.

*Data referenced is current as of 2016.

Innovega, Gryphon, Death & Co, and Future Acres are accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from Innovega: https://www.seedinvest.com/innovega, Gryphon: https://www.seedinvest.com/gryphon, Death & Co: https://www.seedinvest.com/death.co, Future Acres: https://www.seedinvest.com/future.acres

Virtuix, Cytonics, and Groundfloor are offering securities through the use of an Offering Statement that has been qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Final Offering Circular that forms a part of the Offering Statement may be obtained from: Virtuix: https://www.seedinvest.com/virtuix, Cytonics: https://www.seedinvest.com/cytonics, Groundfloor: https://www.seedinvest.com/groundfloor

an offer to sell or as a solicitation of an offer to buy, any financial product. Investments are offered only via definitive transaction documents and any potential investor should read such documents carefully, including all risks, before investing. Startup investments involve a high degree of risk and those investors who cannot hold an investment for the long term (at least 5-7 years) or afford to lose their entire investment should not invest in startups. All securities-related activity is conducted by SI Securities, LLC dba SeedInvest, an affiliate of Circle, and a registered broker-dealer, and member FINRA/SIPC, located at 61 Broadway, Suite 1705, New York, NY 10006. To learn more about investing in startups and its risks visit www.seedinvest.com/academy.